Exhibit 5.1

April 25, 2012

ImageWare Systems, Inc.
10815 Rancho Bernardo Road
Suite 310
San Diego, CA 92127

Ladies and Gentlemen:

    We have acted as legal counsel to ImageWare Systems, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the proposed resale of up to, 44,140,614 shares (the “Shares”) of the Company’s common stock,,par value $0.01 per share (“Common Stock), which Shares include Shares that may be issued upon exercise of certain Warrants (“Warrant Shares”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

    As the basis for the opinion hereinafter expressed, we have examined such statutes, Company corporate records and documents, certificates of Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinion set forth below.

    In making our examination, we have assumed the legal capacity of all natural persons, that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed the accuracy and completeness of all information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.  We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  In connection with the opinion hereinafter expressed, we have assumed that all of the Shares will resold in the manner stated in the prospectus forming a part of the Registration Statement.

    Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that (i) the Shares have been duly authorized by the Company and are legally issued, fully paid and non-assessable; and (ii) when issued, sold and delivered in accordance with the terms of and for the cash consideration provided in the applicable Warrant and as contemplated by the Registration Statement, the Warrant Shares will be legally issued, fully paid and non-assessable.

    We hereby consent to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement, and any amendments thereto.  In giving this consent, we do not admit that are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

The Disclosure Law Group

By:   /s/ Daniel W. Rumsey Esq.
        Daniel W. Rumsey, Esq.